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  STOCK

 OFFERING

QUESTIONS

   AND

 ANSWERS





 WESTWOOD
 HOMESTEAD
 FINANCIAL
CORPORATION

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STOCK OFFERING QUESTIONS & ANSWERS

FACTS ABOUT THE CONVERSION

THE BOARD OF DIRECTORS OF THE WESTWOOD HOMESTEAD SAVINGS BANK ("WESTWOOD HOMESTEAD") UNANIMOUSLY ADOPTED A PLAN OF CONVERSION TO CONVERT (THE "CONVERSION") FROM AN OHIO MUTUAL SAVINGS BANK TO AN OHIO CAPITAL STOCK SAVINGS BANK.

THIS BROCHURE ANSWERS SOME OF THE MOST FREQUENTLY ASKED QUESTIONS ABOUT THE CONVERSION AND ABOUT YOUR OPPORTUNITY TO INVEST IN WESTWOOD HOMESTEAD FINANCIAL CORPORATION, ("THE COMPANY"), THE HOLDING COMPANY FOR WESTWOOD HOMESTEAD.

INVESTMENT IN THE STOCK OF WESTWOOD HOMESTEAD FINANCIAL INVOLVES CERTAIN RISKS. FOR A DISCUSSION OF THESE RISKS AND OTHER FACTORS, INVESTORS ARE URGED TO READ THE ACCOMPANYING PROSPECTUS.

WHY IS WESTWOOD HOMESTEAD CONVERTING TO STOCK FORM?

The stock form of ownership is used by most business corporations and an increasing number of savings institutions. Through the sale of the stock, Westwood Homestead will raise additional capital enabling it to:

*     support and expand its current financial and other services.

* allow customers and friends to purchase stock and share in the Holding Company's and Westwood Homestead's future.

WILL THE CONVERSION AFFECT ANY OF MY DEPOSIT ACCOUNTS OR LOANS?

No. The Conversion will have no effect on the balance or terms of any savings account or loan, and your deposits will continue to be federally insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum legal limit. Your savings account is not being converted to stock.

WHO IS ELIGIBLE TO PURCHASE STOCK IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS?

Westwood Homestead Employee Stock Ownership Plan, certain past and present depositors of Westwood Homestead, and members of the general public.

HOW MANY SHARES OF STOCK ARE BEING OFFERED AND AT WHAT PRICE?

Westwood Homestead Financial is offering up to 2,415,000 shares of common stock at a price of $10.00 per share through the Prospectus.

HOW MUCH STOCK MAY I BUY?

The minimum order is 25 shares. The maximum purchase is $XXX,XXX however, no person, together with associates of and persons acting in concert with such person, may purchase more than $200,000, or 5% of the common stock sold.

DO MEMBERS HAVE TO BUY STOCK? No. However, the Conversion will allow Westwood Homestead's depositors and

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borrowers an opportunity to buy stock and become charter shareholders of the holding company for the local financial institution with which they do business.

HOW DO I ORDER STOCK?

You must complete the enclosed Stock Order Form and the Certification Form. Instructions for completing your Stock Order Form and Certification Form are contained in this packet. Your order must be received by Westwood Homestead by x:00 p.m. XXXXX, xx, 1996.

HOW MAY I PAY FOR MY SHARES OF STOCK?

First, you may pay for stock by check, cash or money order. Interest will be paid by Westwood Homestead on these funds at the passbook rate, which is currently X.XX% per annum, from the day the funds are received until the completion or termination of the Conversion. Second, you may authorize us to withdraw funds from your Westwood Homestead savings account or certificate of deposit for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until the completion or termination of the Conversion.

CAN I PURCHASE SHARES USING FUNDS IN MY WESTWOOD HOMESTEAD IRA ACCOUNT?

Federal regulations do not permit the purchase of conversion stock from your existing Westwood Homestead IRA account. To accommodate our depositors, however, we have made arrangements with an outside trustee to allow such purchases. Please call our Stock Information Center for additional information.

WILL THE STOCK BE INSURED?

No. Like any other common stock, Westwood Homestead Financial's stock will not be insured.

WILL DIVIDENDS BE PAID ON THE STOCK?

The Board of Directors of Westwood Homestead Financial will consider whether to pay a cash dividend in the future, subject to regulatory limits and requirements. No decision has been made as to the amount or timing of such dividends.

HOW WILL THE STOCK BE TRADED?

Westwood Homestead Financial's stock will trade over-the-counter through the Nasdaq National Market. However, no assurances can be given that an active and liquid market will develop.

ARE OFFICERS AND DIRECTORS OF WESTWOOD HOMESTEAD  PLANNING TO PURCHASE STOCK?

Yes! Westwood Homestead's executive officers and directors plan to purchase, in the aggregate, $3,380,000 worth of stock or approximately 16.1% of the stock offered at the midpoint of the offering range.

MUST I PAY A COMMISSION?

No. You will not be charged a commission or fee on the purchase of shares in the Conversion.

SHOULD I VOTE?

Yes.  Your "Yes" vote is very important!

WHY DID I GET SEVERAL PROXY CARDS?

If you have more than one account, you could receive more than one proxy card,

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depending on the ownership structure of your accounts.  PLEASE VOTE, SIGN AND
RETURN ALL PROXY CARDS!

HOW MANY VOTES DO I HAVE?

Your proxy card(s) show the number of votes you have. Every depositor entitled to vote may cast one vote for each $100, and a proportionate fractional vote for any fraction thereof, on deposit as of the voting record date.

MAY I VOTE IN PERSON AT THE SPECIAL MEETING?

Yes, but we would still like you to sign and mail your proxy today. If you decide to revoke your proxy you may do so by giving notice at the special meeting.

FOR ADDITIONAL INFORMATION YOU MAY CALL OUR CONVERSION INFORMATION CENTER AT
(513) XXX-XXXX, BETWEEN 9:00 A.M. AND 6:00 P.M. MONDAY THROUGH FRIDAY.

THE SHARES OF COMMON STOCK OFFERED IN THE CONVERSION ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.